Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of DryShips Inc. for the registration of common stock, preferred stock, debt securities, guarantees, warrants, purchase contracts and units and to the incorporation by reference therein of our reports dated April 7, 2010, with respect to the consolidated financial statements of Ocean Rig UDW Inc. as of December 31, 2009 and for the year then ended, and the effectiveness of internal control over financial reporting of Ocean Rig UDW Inc., as of December 31, 2009, included in the Annual Report (Form 20-F) of DryShips Inc. for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
We also consent to the incorporation by reference therein of our report dated March 27, 2009, with respect to the consolidated financial statements of Ocean Rig ASA as of December 31, 2008 and for the period May 15, 2008 to December 31, 2008, included in the Annual Report (Form 20-F) of DryShips Inc. for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young AS
Stavanger, Norway
September 3, 2010